EXHIBIT 99.1

For Immediate Release

Media Contact:

Julie Calzone

(337) 235- 2924 ext. 18

jcalzone@calzone.com

Company Contact:

Darcy Klug

(337) 269-5933

darcy.klug@redhawkenergycorp.com

REDHAWK ENERGY ACQUIRES XXTREME GROUP FOR $66.0 MILLION

LAFAYETTE, LOUISIANA – NOVEMBER 3, 2009 – RedHawk Energy Corporation (“RedHawk”) announced today that it has acquired 100% of the membership interests of Texas-based Xxtreme Pipe Services, LLC, Xxtreme Pipe Storage, LLC, Xxtreme Tubular Processors, LLC and Wolf Pack Rentals, L.L.C. (collectively, the “Xxtreme Group”) for $66.0 million in cash, preferred stock and assumed debt. The purchase price is subject to certain post-closing adjustments.

Headquartered in Houston, Texas, the Xxtreme Group is a premier provider of oilfield services including ultrasonic inspection, storage and API threading and processing of Oil Country tubular goods. Through its tubular unit, the Xxtreme Group employs approximately 150 operational, marketing and administrative personnel with field and administrative facilities in Houston, Channelview and Lone Star, Texas and Beebe, Arkansas. Through its rental unit, Wolf Pack Rentals, L.L.C., the Xxtreme Group, employs approximately 30 field, marketing and administrative personnel in Texas, Oklahoma, Arkansas and West Virginia. Wolf Pack Rentals, L.L.C.’s rental fleet includes modular buildings, living quarters, generators, light towers, water and sewer systems, forklifts, man-lifts, communication systems and drill pipe.

For the twelve month period ended December 31, 2008, the Xxtreme Group reported net income of approximately $11.1 million on revenue of approximately $36.4 million. For the nine month period ended September 30, 2009, the Xxtreme Group reported net income of approximately $4.2 million on revenue of approximately $20.5 million as compared to net income of approximately $7.3 million on revenues of approximately $25.0 for the nine month period ended September 30, 2008. For the twelve month period ended September 30, 2009, net income for the Xxtreme Group approximated $8.0 million on revenue of approximately $31.9 million.

Commenting on the acquisition, G. Darcy Klug, founder of RedHawk, said, “This acquisition is a tremendous milestone for our company. We believe market conditions are favorable for selective, strategic energy sector acquisitions of businesses with strong management teams and a good track record through these difficult and challenging periods. We are positioning RedHawk with a solid financial and operational foundation to capitalize upon various strategic growth opportunities as they arise if market conditions stabilize over the next twelve to twenty-four months.”

Additionally, RedHawk previously announced the addition of Thomas J. Concannon as its Senior Vice President. Mr. Concannon has more than 20 years of energy industry experience. He recently served as Vice President and Chief Financial Officer of Geokinetics Inc., a publicly traded provider of seismic acquisition and data processing services to the oil and natural gas industry. Mr. Concannon earned an accounting degree from Manhattan College. Prior to receiving his Juris Doctorate from St. John’s University School of Law, he was a member of the audit staff of PricewaterhouseCoopers.

# # #

RedHawk Energy Corporation is focused on investments in and the consolidation, through acquisition, of domestic oil and gas equipment manufacturing, leasing and service companies. RedHawk’s common stock is registered with the Securities and Exchange Commission but the Company does not expect to list and commence trading its common stock until mid-2010. This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. The accuracy of the forward-looking statements depends on assumptions about events that change over time and may be susceptible to periodic change based on actual experience and new developments. Actual events, circumstances, effects and results may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by RedHawk or any other person that the projected outcomes can or will be achieved. RedHawk cautions readers that it assumes no obligation to update the forward-looking statements in this press release.